SCHEDULE 14(a) INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                  Commission Only as permitted by
                                  Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] solicitng Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AURA SYSTEMS, INC>
                      -----------------------------------


                      -----------------------------------
    Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box).

[X] No fee required.

[ ] Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------


  (2) Aggregate number of securities to which transaction applies:

  --------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------

  (5) Total fee paid:

-----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
   Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid

  ----------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.

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  (3) Filing Party

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  (4) Date Filed:

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

                               AURA SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON OCTOBER 2, 2001


To the Stockholders of Aura Systems, Inc.:

     The Annual Meeting of Stockholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on October 2, 2001 at 3:00 p.m., PST, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, for the following purposes:


     (1)  To elect a Board of Directors of nine members; and


     (2) To transact any other business which may properly come before the meeting.


     Stockholders of record at the close of business on August 6, 2001 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

     Any Stockholder of record of the Company at the close of business on August
6,  2001  may  attend.   Any  beneficial  owner  of  shares  with  a  letter  of
authorization from his record holder may attend the meeting.

                           By Order of the Board of Directors

                           /s/ Michael I. Froch

                           Michael I. Froch
                           Secretary


El Segundo, California
August 20, 2001

Please mark, date, and sign the enclosed Proxy and return it at an early date in the enclosed return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                 (310) 643-5300


                                 PROXY STATEMENT

                                 August 20, 2001


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Stockholders to be held on October 2, 2001 at 3:00 p.m., PST, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, (the "Annual Meeting") and any postponements or adjournments thereof. Any Stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting as directed by the Stockholder on the proxy card; and, if no choice is specified, they will be voted (i) "FOR" the Directors nominated by the Board of Directors and (ii) in the discretion of the persons acting as proxies, for any other matters. Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

     Only Stockholders of record at the close of business on August 6, 2001 are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 323,833,438 shares of Common Stock and no Preferred Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

         In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated. Therefore, a broker non-vote will have no legal effect on any matter requiring the affirmative vote of a plurality of the votes cast, and will have the same legal effect as a vote "against" any other matters presented at the meeting which require approval by a majority of the shares represented in person or by proxy at the meeting.

     In the event that sufficient votes in favor of any of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

     The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Stockholders on or about September 10, 2001.

                                 PROPOSAL NO. 1

                     ELECTION OF NINE NOMINEES FOR DIRECTORS

The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the nine nominees for Director.

Nominees and Voting

     The By-Laws of the Company provide for a Board of nine Directors. Consequently, at the Annual Meeting, nine Directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than nine persons. The Company has nominated for election as Directors the nine persons named below. Each of these nominees has indicated that they are able and willing to serve as Directors.

     Under the terms of its Loan Agreement with its principal lender, the Company's Board of Directors is required to be comprised of persons the majority of whom are "independent directors," as defined in such agreement, so long as any indebtedness is outstanding to the lender. A person is deemed to be an "independent director" if such person is not an employee or former employee or otherwise having a significant business relationship with the Company during the past three years. Accordingly, a majority of the Company's nominees are "independent directors" under the Loan Agreement.

     Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

     The Company's nominees and Directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a Director of the Company.

     The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the nine nominees for Director.

    Name                                Age      Since    Title
    ------------------------------     -----    ------    --------------------------------------------------------------------------
    ------------------------------     -----    ------    --------------------------------------------------------------------------
    Zvi Kurtzman                         54      1987     Chief Executive Officer, Chairman, Board of Directors
    Stephen A. Talesnick                 52      1999     Vice-Chairman, Board of Directors, Member of Compensation Committee
    Carl A. Albert                       59      2001     Director
    Harvey Cohen                         68      1993     Director, Member of Audit Committee
    Salvador Diaz-Verson, Jr.            49      1997     Director, Member of Compensation Committee
    Harry B. Haisfield                   59      2000     Director, Member of Compensation Committee
    Neal Meehan                          60      2000     Director, Member of Audit Committee
    Norman Reitman                       77      2000     Director, Member of Audit Committee
    William Richbourg                    58      2001     Director

Business Experience of Directors and Nominees During the Past Five Years

     Zvi Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corporation, a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering. Since June 2001, Mr. Kurtzman has served on the Board of Directors of Ontro, Inc., a NASDAQ company engaged in the research, development and sale of integrated thermal containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and alcoholic beverages.

     In October 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, record keeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Neither Mr. Kurtzman, nor anyone else, personally benefited in any way from these events. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman, or anyone else. For a more complete description of the Commission's Order, see the Commission's release referred to above.

     Stephen A. Talesnick is Vice Chairman of the Board of Directors and has served in this capacity since January 2001. He originally joined the Board of Directors in September 1999. Mr. Talesnick has owned and maintained a private law practice since 1977, which is presently located in Beverly Hills. Mr. Talesnick specializes in business and financial transactions in addition to entertainment industry related matters. He originally practiced as an associate in the New York law firm of White & Case. In 1992, Mr. Talesnick became a financial advisor in the financial services industry and is registered with the Securities and Exchange Commission. Mr. Talesnick is a graduate of The Wharton School of Finance and Commerce at the University Of Pennsylvania and received his Juris Doctor degree from Columbia University School of Law.

     Carl A. Albert is a Director of the Company and has served in this capacity since July 10, 2001. Mr. Albert is presently a member of the Board of Directors of Fairchild Dornier Corporation, a privately held company in the business of manufacturing aircraft. Mr. Albert has held a significant interest in Fairchild Dornier Corporation since 1990, when he provided the venture capital necessary for acquiring ownership control of the company's original predecessor corporation, Fairchild Aircraft. From 1996 through 1999, following Fairchild Aircraft's purchase of Daimler-Benz' 80% interest in Dornier, he was the Chairman of the Board of Directors of Fairchild Dornier Corporation, its Chief Executive Officer and the majority stockholder. Mr. Albert was the Chairman of the Board of Directors of Fairchild Aircraft, its Chief Executive Officer and the majority stockholder from 1990 through 1996. From 1986 through 1989, he provided venture capital and served as the CEO or President of a California based regional airline, West Wings Airlines, which operated as an American Eagle franchisee until acquired by the parent of American Airlines in 1988. Mr. Albert's business experience includes 18 years as an attorney, specializing in business and corporate law in Los Angeles, California. He also serves and has served as a Member of the Board of Directors of a number of privately and publicly held corporations, including Dr. Pepper Bottling Company of California, K & K Properties, Ozark Airlines and Tulip Corporation. Mr. Albert holds a B.A. from UCLA in political science and an L.L.B. from the UCLA School of Law.

     Harvey Cohen is a Director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange Commission, and a management consultant since August 1981. Mr. Cohen has consulted with the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S. (Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

     Hon. Salvador Diaz-Verson, Jr. is a Director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLCAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLCAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a Director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited. Since 1992, Mr. Diaz-Verson has also been a member of the Board of Trustees of the Christopher Columbus Fellowship Foundation, presidentially appointed by President George Bush in 1992, and re-appointed by President Clinton in early 2000.

     Norman Reitman is a Director of the Company and has served in this capacity since March 6, 2000. He previously served as a Director of the Company from January 1989 to September 1998. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

     Harry B. Haisfield is a Director of the Company and has served in this capacity since October 2000 following appointment by resolution of the Board of Directors, pursuant to the Bylaws of the corporation. Since 1982, Mr. Haisfield, a private investor, has been involved with start-up companies and has served on the Board of Directors of several corporations. He is currently the Chairman and CEO of Raydak Corporation, which develops non-destructive testing technology. He has served on the Board of Directors of Achieve.Com, Radiance Communications and as a Director of First Pacific Networks, a publicly held company. Upon completing college, Mr. Haisfield entered the U.S. Naval flight training program in Pensacola, Florida, finishing in the top of his class. He served more than five years as an officer and pilot in the U.S. Marines until his release in 1966 at the rank of Captain. At that time he left the military to join Pan American Airlines where he served as an active pilot until 1991.

     Neal Meehan is a Director of the Company and has served in this capacity since October 2000 following appointment by resolution of the Board of Directors, pursuant to the Bylaws of the corporation. Mr. Meehan's business career spans the transportation and telecommunications sectors, and he is currently involved in market development and strategic planning for start-up and mature companies. He has served as president and chief executive officer of a number of airlines including New York Air, Midway Airlines, Chicago Air and
Continental Express. He has also served in various marketing and operations capacities for American Airlines and Continental Airlines. In addition, he has served in various senior capacities for a number of telecommunications firms including In-Flight Phone Corp., Iridium LLC and Hush Communications USA, Inc., a firm specializing in data encryption. After a successful career in the United States Marine Corps, Mr. Meehan received his MBA from St. Johns University. Mr. Meehan is also the recipient of an honorary doctorate from St. Johns University in Commercial Science.

     William B. Richbourg is a Director of the Company and has served in this capacity since January 2001. Mr. Richbourg, a trial lawyer, has been engaged in the private practice of law, since 1968. He has a JD from the University of Florida Law School. Mr. Richbourg is active in the environmental field where he has served as President and Director of Environmental Systems, Inc., a privately-held company involved in the electro-magnetic treatment of water and as President and Director of ECO-21, a privately-held company specializing in the marketing and sales of an after-market emissions reducing system for gasoline and diesel engines. As an outstanding football player at the University of Florida, he was the recipient of numerous academic and athletic awards.


MANAGEMENT

     Listed below are Executive Officers and key employees of the Company who are not Directors or nominees, their ages, titles and background information.

        Name                                  Age      Title
        --------------------------------    ------     -------------------------------------------------------------------------
        --------------------------------    ------     -------------------------------------------------------------------------
        Gerald S. Papazian                    46       President, Chief Operating Officer
        Arthur J. Schwartz, Ph.D.             53       Executive Vice President
        Cipora Kurtzman Lavut                 45       Senior Vice President, Corporate Communications
        Neal B. Kaufman                       56       Senior Vice President, Management Information Systems
        Steven C. Veen                        45       Senior Vice President, Chief Financial Officer
        Michael I. Froch                      39       Senior Vice President, General Counsel and Secretary
        Jacob Mail                            51       Senior Vice President, AuraGen Operations
        Keith O. Stuart                       45       Senior Vice President, Applications Development
        Ronald J. Goldstein                   60       Senior Vice President, Government/Military Sales
        Richard E. Van Allen, Ph.D.           54       Senior Vice President, Industrial and Special Programs
        DuWayne Menke                         55       Vice President, AuraGen Sales and Marketing
        Richard Ulinski                       60       Vice President, Engineering

     Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He joined the Company in August 1988 from Bear, Stearns & Co., an investment-banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He served as a trustee of the University of Southern California from 1994 to 1999.

     Arthur J. Schwartz, Ph.D. has been the Executive Vice President of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors. While at Aura, he served for 3 years on a Joint Tri Services Committee reporting to the U.S. Government on certain technology issues.

     Cipora Kurtzman Lavut is Senior Vice President, Corporate Communications, and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing for the Company since 1988. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration.

     Neal B. Kaufman is Senior Vice President, Management Information Systems, and has served in this capacity since 1988. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corporation, a software development firm, from 1975 to 1985. He headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Mariner projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

     Steven C. Veen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Before that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981.

     Michael I. Froch is Senior Vice President, General Counsel and Secretary of the Company and has served as General Counsel since March 1997 and as Secretary since July 1997. He joined the Company in 1994 as its corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress, presently the Ranking Member of the Committee on International Relations of the United States House of Representatives.

     Jacob Mail is Senior Vice President, AuraGen Operations, serving in this capacity since November 1999. Previously he has served as Vice President of Operations from 1995 to 1999. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program Manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and organizing production in accordance with customer specifications at full quality assurance.

     Keith O. Stuart is Senior Vice President, Applications Development and has served in this capacity since November 1999. Previously he served as President of the Company's Tech Center division, from 1995 to 1999 and has been in charge of hardware development for Aura since 1988. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

     Ronald J. Goldstein is Senior Vice President, Government/Military Sales, serving in this capacity since November 1999. He is responsible for the marketing and sales of AuraGen to worldwide government agencies and the military and has served in various capacities at Aura since 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed coursework for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989, Mr. Goldstein was responsible for all marketing and business development activities for the Company and served since 1995 as President of the
Automotive/Industrial division of the Company. Prior to joining Aura, Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

     Dr. Richard E. Van Allen is Senior Vice President, Industrial and Special Programs, serving in this capacity since June 1999. He is currently the Program Manager for the military version of the commercial AuraGen generator. In addition, Dr. Van Allen manages ongoing electromagnetic actuator projects. He joined the company in 1990 and previously was Manager and Vice President of the AuraSound Division, and before that was Division manager of the Magnetics Division. In these positions, Dr. Van Allen has been involved in the development and manufacture of virtually every electromagnetic system produced by Aura Systems. Prior to joining Aura, he was a Laboratory Manager in Advanced Government Programs at the Hughes Aircraft Company Space and Communications Group. Before joining Hughes, Dr. Van Allen served as the Navigation Team Leader for the Voyager outer planets exploration program at the Jet Propulsion Laboratory. He received his B.S. degree in Aeronautical and Astronautical Engineering, along with an M.S. and Ph.D. in Aerospace Engineering, from Purdue University.

     DuWayne Menke is Vice President of AuraGen Sales and Marketing. Mr. Menke joined Aura in 2000 to manage sales activities. He is responsible for building the distributor network and coordinating all commercial and fleet sales activities of the company. He has 30 years of experience in generator sales. He has 38 years experience in sales with over 35 years in the sales of electrical generation equipment. He was previously branch manager for Stewart & Stevenson, one of the largest distributors of power equipment. He has served on the board and as CEO of Power Services, Intl., which provided parts and services for vehicle systems.

     Richard Ulinski is Aura's Chief Engineer and Vice President of Engineering. He has been responsible for all phases of the electronics design for the AuraGen electronics including module customization, circuit board design, software-hardware interfaces, test and analysis features both in the company and for the remote installer and dealer specialty equipment. Previously he ran a consulting service working on all aspects of digital and analog controls including 3 years supporting Aura on the AuraGen program. Previously he was VP of Engineering for RJS Inc. designing bar coders, scanners and verifiers. Mr. Ulinski holds numerous patents in Electro-optical, Electro-mechanical and bar code related products. Mr. Ulinski holds an AAS degree in Electronics from Mohawk Valley Community College.

Family Relationships

     Cipora Kurtzman Lavut, a Senior Vice President, Corporate Communications, is the sister of Zvi Kurtzman, who is the Chief Executive Officer and a Director of the Company. Jacob Mail, Senior Vice President, AuraGen Operations is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock owned as of July 31, 2001 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's Directors and those executive officers named in the Summary Compensation Table, and (iii) by all Directors and executive officers as a group:

                                                                  Shares of Common Stock         Percent of Common Stock
         Name                                                          Beneficially Owned             Beneficially Owned
         Gardner Lewis Asset Management L.P.                          21,562,736  (17)                     6.6%
         ICM Asset Management Inc.                                    18,897,864  (16)                     5.8%
         James M. Simmons                                             18,897,864  (16)                     5.8%
         Arthur Liu                                                   18,858,174  (15)                     5.7%
         Zvi (Harry) Kurtzman                                          5,715,008  (1)(2)                   1.7%
         Arthur J. Schwartz                                            3,299,311  (1)(3)(4)                1.0%
         Cipora Kurtzman Lavut                                         2,590,592  (5)                        *
         Harvey Cohen                                                    728,287  (6)                        *
         Salvador Diaz-Verson, Jr.                                     2,365,128  (7)                        *
         Stephen A. Talesnick                                          3,087,698  (10)                       *
         Gerald S. Papazian                                            1,097,345  (8)                        *
         Steven C. Veen                                                1,357,280  (9)                        *
         Norman Reitman                                                  717,142  (14)                       *
         Harry Haisfield                                               1,556,700  (11)                       *
         William Richbourg                                               460,000  (12)                       *
         Neal Meehan                                                     440,625  (13)                       *
         Carl A. Albert                                                1,220,893                             *
         All executive officers and Directors                         28,480,757                           8.79%
                 as a group (21 persons)


          *  Less than 1% of outstanding shares.

(1)  Includes 175,000 shares held of record by Advanced Integrated Systems, Inc.

(2) Includes 2,878,333 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(3) Includes 1,111,666 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, and 74,000 owned by Dr. Schwartz' children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 1,111,666 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(6) Includes 31,250 shares beneficially owned, and 525,000 shares which may be purchased pursuant to options within 60 days of July 31, 2001.

(7) Includes 450,000 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(8) Includes 652,666 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(9) Includes 801,666 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001, and 20,000 shares held by Mr. Veen as custodian for his children, to which Mr. Veen disclaims any beneficial ownership.

(10) Includes 300,000 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(11) Includes 524,000 shares which may be purchased pursuant to options and warrants exercisable within 60 days of July 31, 2001.

(12) Includes 250,000 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001.

(13) Includes 296,875 shares which may be purchased pursuant to options and warrants exercisable within 60 days of July 31, 2001

(14) Includes 475,000 shares which may be purchased pursuant to options exercisable within 60 days of July 31, 2001 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

(15) Includes 11,208,574 shares held by Alaris, Inc. which may be deemed to be beneficially owned by Mr. Liu and 4,500,000 shares which may be purchased pursuant to warrants exercisable within 60 days of July 31, 2001.

(16) Based upon information contained in Schedule 13G/A dated May 16, 2001, as filed with the SEC by ICM Asset Management, Inc. and James M. Simmons. ICM Asset Management, Inc. is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. James M. Simmons is the President of ICM Asset Management, Inc, and is the beneficial owner of these shares in such capacity. Neither of such persons has sole voting nor sole dispositive power with respect to any of the 18,897,864 shares reported as being beneficially owned. Of the 18,897,864 shares beneficially owned by these persons, they have shared dispositive power with respect to all of these shares, and shared voting power with respect to 18,025,524 shares.

(17) Based upon information contained in Schedule 13G/A dated February 13, 2001, as filed with the SEC by Gardner Lewis Asset Management Inc. Of the 21,562,736 shares beneficially owned by this person, it has sole dispositive power with respect to all of these shares, sole voting power with respect to 19,508,336 shares, and shared voting power with respect to 318,100 shares. The mailing address for Gardner Lewis Asset Management, L.P. is 285 Wilmington - West Chester Pike, Chadds Ford, PA 19317. The mailing address for ICM Asset Management, Inc. is W. 601 Main Avenue, Suite 600, Spokane, WA 99201. The mailing address for the others is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

Board of Directors Meetings and Committees

     Aura's Board of Directors held ten meetings during the year ended February 28, 2001. Each Director whose term is expected to continue, attended more than 75% of the Board meetings during Fiscal 2001. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee which presently consists of Salvador Diaz-Verson, Jr., Stephen A. Talesnick and Harry Haisfield. The Compensation Committee met nine times during Fiscal 2001. Since January 1989, the Company has maintained an Audit Committee which presently consists of Harvey Cohen, Norman Reitman and Neal Meehan. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met four times during the Fiscal year ended February 28, 2001.

     Effective March 2000, each non-employee Director is entitled to receive $20,000 per year for serving as a Director, and an additional $5,000 per year for each Director who serves on the audit committee.

                             EXECUTIVE COMPENSATION

Cash Compensation For Executives

     The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the Fiscal year ended February 28, 2001.


                           SUMMARY COMPENSATION TABLE

                                                                     Annual                 Long Term                All Other
                                                                Compensation(1)        Compensation Awards        Compensation(2)
                                                                ---------------        -------------------        ---------------

    Name and Principal Position                   Year               Salary               Options/SARs

    Zvi (Harry) Kurtzman (1)                      2001              $385,000                4,500,000                    $0
    Chief Executive Officer                       2000               386,232                    0
                                                  1999               384,290                1,000,000

    Gerald S. Papazian (1)                        2001              $210,000                1,000,000                $2,029
    President and Chief Operating Officer         2000               217,777                    0
                                                  1999               203,025                 100,000

    Arthur J. Schwartz (1)                        2001              $205,000                1,000,000                    $0
    Executive Vice President                      2000               210,192                    0
                                                  1999               204,895                 500,000

    Steven C. Veen (1)                            2001              $200,000                1,000,000                $2,100
    Senior Vice President and                     2000               205,469                    0
       Chief Financial Officer                    1999               196,412                 100,000

    Cipora Kurtzman Lavut (1)                     2001              $195,000                1,000,000                    $0
    Senior Vice President                         2000               203,942                    0
                                                  1999               199,221                 500,000


(1) The amounts shown are the amounts actually paid to the named officers during the respective fiscal years. Because of the timing of the payments, these amounts do not represent the actual salary accrued by each individual during the period. The actual salary rate for these individuals which was accrued during the Fiscal year ended February 2001, 2000 and 1999, respectively, were as follows: Zvi Kurtzman - $385,000, $385,000, $385,000; Gerald S. Papazian - $210,000, $210,000, $210,000; Arthur J. Schwartz -
     $205,000,   $205,000,  $205,000;  Steven  C.  Veen  -  $200,000,  $200,000,
     $200,000;  Cipora  Kurtzman Lavut - $195,000,  $195,000,  $195,000.  Of the
     compensation  paid in Fiscal 2001,  $100,427,  $53,140,  $50,254,  $35,301,
     $38,027 was paid in the form of 315,361, 166,869, 157,807, 110,851, 119,414 shares, respectively, of restricted common stock of the Company to Mr. Kurtzman, Mr. Papazian, Mr. Schwartz, Mr. Veen and Ms. Kurtzman Lavut, respectively. Of the compensation paid in Fiscal 2000, $144,561, $34,781, $78,201, $44,918 and $58,520 was paid in the form of 535,413, 128,818,
     289,632, 166,363, and 216,742 shares, respectively, of restricted common stock of the Company, valued as of the date of grant, to Mr. Kurtzman, Mr. Papazian, Mr. Schwartz, Mr. Veen and Ms. Kurtzman Lavut, respectively. As of February 28, 2001 the restricted shares owned by these persons were valued at $382,848, $133,059, $201,348, $124,746 and $151,270,
     respectively, based upon the closing reported price of the Company's stock on such date.

(2) Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employee Retirement Savings Plan during the Fiscal year ended February 28, 2001.

     No cash bonuses or restricted stock awards were granted to the above individuals during the Fiscal years ended February 28, 2001, February 29, 2000, and February 28, 1999. Effective March 2000, each non-employee Director is entitled to receive $20,000 per year for serving as a Director, and an additional $5,000 per year for each Director who serves on the audit committee.

     For Fiscal 2001, in lieu of cash, each Director received options to purchase eighty thousand shares of Aura Common Stock at an exercise price of fifty cents per share, with members of the Audit Committee receiving an additional twenty thousand stock options for their service on the Audit
Committee. The grant to the Directors for the prior year's service occurred subsequent to year end and vest six months plus one day of the date of grant. In addition and subsequent to year end, each Director, except for Messrs. Diaz-Verson, Jr. and Talesnick, was granted fifty thousand options to purchase Aura Common Stock at an exercise price of sixty four cents per share, vesting six months plus one day of the date of grant. Messrs. Diaz-Verson, Jr. and Talesnick were granted each one hundred fifty thousand stock options. On July 10, 2001, Mr. Albert was granted two hundred fifty thousand stock options with an exercise price of $0.57 per share, vesting six months plus one day of the date of grant.

Option Grants in the Last Fiscal Year

         The following table summarizes certain information regarding option grants to purchase Common Stock of the Company to the Chief Executive Officer and those other executive officers named in the Summary Compensation Table (the "Named Executive Officers").

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       Potential
                                                                                                  Realizable Value at
                                                                                                     Assumed Annual
                                                                                                  Rates of Stock Price
                                                                                                      Appreciation
                                                  Individual Grants                                 For Option Term
        ----------------------------- ------------------------------------------- ------------- -------------------------
                                        Number of        % of
                                       Securities        Total
                                         Under-        Options/
                                          lying          SARs
                                        Options/      Granted to      Exercise
                                          SARs         Employees       Or Base
                                         Granted       In Fiscal        Price      Expiration
        Name                               (#)           Year          ($/Sh)         Date        5% ($)      10% ($)
        ----------------------------- -------------- --------------- ------------ ------------- ----------- -------------
        Zvi (Harry) Kurtzman          4,500,000           25%           0.31         6/7/10        855,000   2,205,000
        Gerald Papazian               1,000,000          5.7%           0.31         6/7/10        190,000     490,000
        Arthur J. Schwartz            1,000,000          5.7%           0.31         6/7/10        190,000     490,000
        Steven C. Veen                1,000,000          5.7%           0.31         6/7/10        190,000     490,000
        Cipora Kurtzman Lavut         1,000,000          5.7%           0.31         6/7/10        190,000     490,000

         The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                Number of Unexercised                      Value of Unexercised
                                               Options/SARs at Fiscal                      In-the-Money Options/
         Name                                        Year End                           SARs at Fiscal Year End*
         ----                           --------------------------------                ------------------------
                                            Exercisable         Unexercisable        Exercisable           Unexercisable
                                            -----------         -------------        -----------           -------------
        Zvi (Harry) Kurtzman                  720,000            5,100,000            $         0            $ 630,000
        Gerald S. Papazian                    166,000            1,060,000            $         0            $ 140,000
        Arthur J. Schwartz                    445,000            1,300,000            $         0            $ 140,000
        Steven C. Veen                        265,000            1,160,000            $         0            $ 140,000
        Cipora Kurtzman Lavut                 445,000            1,300,000            $         0            $ 140,000


* Based on the average high and low reported prices of the Company's Common Stock on the last day of the Fiscal year ended February 28, 2001.

     Subsequent to year end, the above named officers were awarded the following option grants: Zvi Kurtzman - 500,000 shares, Gerald S. Papazian - 300,000 shares, Arthur J. Schwartz - 300,000 shares, Steven C. Veen - 300,000 shares, Cipora Kurtzman Lavut - 300,000 shares.

     No options were exercised by the above individuals during the Fiscal year ended February 28, 2001.

Employment Agreements

     Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested Directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000 per year.

     Each of the employment agreements provides that if the Company terminates the executive's employment without "Cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

     The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

Severance Agreements

     Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested Directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a "Change in Control" (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such "Change in Control". The agreements provide that if, following a "Change in Control", the executive's employment is terminated without "Cause" (as defined in the agreement) or with "Good Reason" (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the "Change in Control", the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

Compensation Committee Report

     The Company maintains a Compensation Committee (the "Committee"), consisting entirely of outside, disinterested Directors who are not employees or former employees of the Company. The Committee recommends salary practices for executive officers of the Company, with all compensation determinations ultimately made by a majority of the outside, disinterested Directors.

     Compensation Philosophy

     The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary as well as stock-based programs. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company places special emphasis on equity-based compensation, particularly in the form of options. This approach also serves to match the interests of the executive officers with the interest of the stockholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by a number of factors, including improvements in revenue and achieving profitability.

     Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, and the effective allocation of capital resources.

     Employment Contracts

     The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. Effective as of March 1998, the Company entered into employment agreements and severance agreements with Messrs. Kurtzman, Schwartz, Papazian, Veen, Froch, Kaufman, and Ms. Kurtzman Lavut and entered into severance agreements with Messrs. Goldstein, Mail, and Stuart. In June 2001, the Compensation Committee and the disinterested members of the Board of Directors approved and authorized the Company to enter into an employment agreement and severance agreement with Jacob Mail under the same terms as Messrs. Kurtzman and Schwartz, and Ms. Kurtzman Lavut. No additional cash compensation was paid to Mr. Mail as a result of the Board's action. The Committee reviewed and approved such agreements unanimously after consulting with a nationally recognized employee benefits firm and determining that such agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The employment agreements with Mr. Kurtzman and the Named Executive Officers have an initial term of three years. The term is automatically extended for one year on each anniversary of the effective date of the employment agreement unless either party gives prior notice of termination of the agreement. Upon the death or disability of these executives, their employment agreements provide for a lump sum payment equal to one year's salary and the immediate vesting of stock based compensation awards. In the event of the executive's termination for cause, the terminated executive is entitled only to compensation accrued through the date of termination. If the executive is terminated by the Company other than by reason of death, disability or cause, the terminated executive is entitled to continued payment of the base salary through the end of the stated term together with an annual bonus for each of the remaining years under the employment agreement equal to the highest annual bonus amount received by the terminated executive in the three years preceding termination and the immediate vesting of stock based compensation awards.

     Pursuant to severance agreements entered into effective March 1998 between the Company and key executives of the Company, including Mr. Kurtzman and the Named Executive Officers, these individuals are entitled to certain additional benefits, which become effective at such time as there is a "Change in Control" of the Company, as defined in the severance agreements. If such executive's employment is terminated following a "Change in Control" other than by reason of death, disability or by the executive without "Good Reason", or if following a "Change in Control" the executive elects to terminate his employment on the one year anniversary following a "Change in Control", the terminating executive is entitled to specified severance payments in lieu of salary, bonus and other compensation which would otherwise accrue to the executive upon termination of the employment agreement. Specifically, the severance agreements provide that, for Messrs. Kurtzman and Schwartz and Ms. Kurtzman Lavut, a lump sum severance payment is due upon termination in the amount of three times the sum of the terminated executive's base salary then in effect plus the highest annual bonus earned in the three years preceding the date of termination; and in the case of Messrs. Veen and Papazian, 1.5 times such base salary and bonus. The severance agreements also provide for the accelerated vesting of stock based awards and the continuation of life and health insurance benefits following the date of termination (36 months for Messrs. Kurtzman and Schwartz, and Ms. Kurtzman Lavut, and 18 months for Messrs. Papazian and Veen).

     The Company's senior management believes that at some time in the future, as market acceptance of the AuraGen accelerates and manufacturing operations expand, it may be desirable to replace all or part of the senior members of the management team with individuals having focused experience in large scale manufacturing and sales operation. Accordingly, in March 2000 Mr. Kurtzman proposed to the Board of Directors that consideration be given to restructuring employment and severance agreements to allow the Company the flexibility to implement an orderly management transition, if and when deemed advisable by the Board.

     Subsequently, the Company's Board of Directors entered into discussions with certain members of senior management with a view towards restructuring the employment and severance agreements. The Board of Directors, through its Compensation Committee, retained independent outside consultants to formulate a proposal whereby these agreements with senior management would be modified to allow for the possibility of an orderly management transition in the future if and when deemed advisable by the Board.

     Following discussions between the Compensation Committee of the Board of Directors and the senior management members, in consultation with independent consultants, the Compensation Committee proposed that agreements be entered into whereby the existing employment and severance agreements with Mr. Kurtzman, the Named Executive Officers and other key executive officers would be restructured. Under the current proposal, which has been approved unanimously by the Compensation Committee and by a majority of the Board of Directors, the Company would have the right to terminate these affected employees at will and such affected employees would relinquish their rights to further compensation and severance payments. In exchange for relinquishing their rights, the participating members would receive a one-time payment in stock options at an exercise price of $0.55 per share in lieu of receiving cash compensation. The number of stock options would be determined based upon the underlying total compensation due to the employee upon termination under the existing agreements, multiplied by two and divided by $0.32 per share.

     If and when any management members subject to the proposal are terminated in the Board's discretion, such members would thereafter remain as consultants to the Company for a period of one year at 85% of their then current base salaries, subject to extension by mutual agreement. The management members covered by the proposal have agreed to these terms. However, there are material terms which remain to be considered and agreed to by the Board of Directors and the affected members of the management team. There are no assurances that final agreements will be achieved or when such agreements will be implemented.

     Compensation of Chief Executive Officer and Other Executives

     Pursuant to employment agreements entered into effective as of March 1998, the Compensation Committee increased Mr. Kurtzman's base salary in March 1998 to $385,000, and increased the base salary of Papazian, Schwartz, Veen and Ms. Kurtzman Lavut to $210,000, $205,000, $200,000 $195,000, effective as of
December 1997, after consulting with a nationally recognized employee benefits firm. The increase for Mr. Kurtzman reflected the Compensation Committee's assessment of his performance and Mr. Kurtzman's service to the Company. Salary increases for other senior executives affected during 1998 were based on similar considerations including individual performance, position, tenure, experience and compensation surveys of comparable companies. Under the terms of their employment agreements the base salary is subject to annual adjustment, based upon the Company's normal historical business practices and consistent with salaries paid to executives performing similar functions in the Los Angeles area.

     Effective in Fiscal 1999, Mr. Kurtzman and the Named Executive Officers are, pursuant to their employment agreements with the Company, entitled to a discretionary annual bonus as determined by the Compensation Committee and a majority of the outside, disinterested Directors of the Board of Directors. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company. Based upon the Company's financial performance during Fiscal 2000, the Compensation Committee determined not to award bonuses to Mr. Kurtzman or the Named Executive Officers.

     In March 1998, the Committee reviewed and unanimously approved stock option awards under the Company's stock option plan after consulting with a nationally recognized employee benefits firm. The Committee granted Mr. Kurtzman an option to purchase 1,000,000 shares of Common Stock, which vest 20% per year over five years. The options are exercisable at $3.31 per share which was 105% of the market price of the Company's Common Stock on the date of grant. Senior executives of the Company participate in the stock option plan and the Compensation Committee granted such executives options to purchase Common Stock during Fiscal 1998. In June 2000, the Compensation Committee unanimously approved additional stock option awards under the Company's stock option plan to Mr. Kurtzman and the Named Executive Officers, described in the table entitled "Option/SAR Grants in the Last Fiscal Year" appearing above. In determining the number of shares to award to Mr. Kurtzman and other executives, the Compensation Committee considered several factors, including primarily Mr. Kurtzman's and other executives' actual and potential contributions to the Company's long term success, and the size of awards provided to other executives in comparable companies holding similar positions.

     In July 1997, the Compensation Committee unanimously recommended the re-pricing of stock options granted to key employees, including Mr. Kurtzman and the Named Executive Officers. The Compensation Committee's re-pricing of options for key employees was made to those persons who have made significant contributions to the Company's business, for the purpose of maintaining corporate morale and creating an incentive for continued employment.

     Section 162(m) Policy

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                                Committee Members
        Salvador Diaz-Verson, Jr., Stephen A. Talesnick, Harry Haisfield


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee for the Fiscal year ended February 28, 2001 is comprised of Salvador Diaz-Verson, Jr., Stephen A. Talesnick, and Harry Haisfield. Decisions regarding compensation of executive officers for the Fiscal year ended February 28, 2001 were made unanimously by the outside, disinterested Directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

Audit Committee Report

     The Company maintains an Audit Committee (the "Committee"), consisting entirely of outside, disinterested Directors who are not employees or former employees of the Company. The Committee has, in the course of its duties, reviewed and discussed with management the audited financial statements, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received the appropriate auditors disclosures regarding the auditors' independence as required by Independence Standards Board Standard No. 1. The Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K as filed with the Commission for Fiscal 2000. The Board of Directors has adopted a written charter for the Committee.

     In August 1998, a lawsuit captioned Collins v. Kurtzman et al. was filed in U.S. District Court in the Central District of California, which purported to be a derivative shareholder suit on behalf of Aura against members of the Board of Directors of the Company. Aura believes that the action was without merit. In April 1999, a final settlement was entered into by the parties which called for a dismissal of the action and no payments by any of the defendants. In consideration of the plaintiff dismissing its lawsuit, Aura agreed to adopt and implement a fraud detection program (the "Program") under the auspices of the Audit Committee, after consulting with the Company's outside legal counsel and independent auditors. The purpose of the Program is to detect and prevent fraud, maintain accurate books and records for financial transactions, establish procedures to ensure the recording of transactions to be in accordance with generally accepted accounting principles, and to ensure that the Company's SEC filings comply with SEC rules and regulations. The Audit Committee is responsible for monitoring the Program on an ongoing basis, with the assistance of the Company's outside legal counsel and its independent auditors.

                                Committee Members
                    Harvey Cohen, Norman Reitman, Neal Meehan

Changes in Accountants

     On August 23, 2000, the Company received a notice of resignation from its independent auditors, Pannell Kerr Forster, Certified Public Accountants, a Professional Corporation ("PKF"). The Company had been informed by PKF that their decision was solely due to business reasons. Having served as the independent auditors of the Company since 1992, PKF never had nor does it currently have any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events. The auditors reports on the financial statements for the past eight years during its entire engagement period have not contained any adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles except for Fiscal years 1999 and 2000 when the audit reports were modified with a going concern uncertainty.

     PKF fully cooperated with the auditor selection and transition process, which was completed on January 9, 2001 when the firm Singer Lewak Greenbaum & Goldstein LLP was engaged by the Company's Board of Directors.

     Unrelated to its decision and pursuant to SEC rules, under Item 304(a)(1)(v)(C)(1)(i) of Regulation S-K, PFK also advised that information had come to its attention which, if further investigated, may materially impact the fairness or reliability of previously issued audit reports or the underlying financial statements of Aura Systems, Inc. and Subsidiaries. The information concerning officer loans, which took place in Fiscal 1997, was contained in court filings of the SEC in regards to the Staff's response to an SEC investigation, reported publicly by the Company in a press release dated January 20, 1999.

     The Company does not believe that the matters referred to above will have a material effect on the Company's future financial condition or results of operations.

     Representatives of Singer Lewak Greenbaum & Goldstein are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they so desire to do so, and are expected to be available to respond to appropriate questions. Representatives of Pannell Kerr Forster are not expected to be in attendance at the Annual Meeting.

Certain Relationships and Related Transactions

     December 1998 Private Placement

     In December 1998, the Company completed a private placement of Units, each Unit consisting of 10 shares of Common Stock and Warrants to purchase four shares of Common Stock at an exercise price of $1.00 per share for five years. The original subscription price was $10.00 per Unit. Of the total gross offering proceeds of approximately $1.8 million, $100,000 was invested by the mother of Zvi Kurtzman, and $400,000 was invested by Stephen Talesnick, who subsequently became a member of the Board of Directors in 1999. The terms of the offering called for, among other things, the prompt registration of the purchased securities with the SEC. As a result, principally of delays in completing the Company's audit for the Fiscal year ended February 1999, the Company was unable to timely file the required registration. Consequently, in amendments to the offering terms which culminated in March 2000, the Company agreed to increase the number of shares received by each investor based upon an agreed price of $.33 per share and the investors agreed to surrender the Warrants and their right to receive interest from the Company.

         Convertible Note Exchange

     As part of the Company's financial restructuring in Fiscal 1999, the Company offered to exchange convertible notes issued to investors in 1993 for Common Stock. As a result of the restructuring, the Company converted the notes at a price of $.27 per share. These investors, among others, included Zvi Kurtzman and Arthur J. Schwartz, whose notes entitled them to receive from the Company $100,000 and $80,000, respectively, plus accrued and unpaid interest. Both Messrs. Kurtzman and Schwartz exchanged their notes for Common Stock in March 2000.

     Transactions with Algo Technologies, Inc. and Affiliates

     In October 1999, the Company entered into an agreement with RGC International Investors, LDC, an institutional investor ("RGC") and Algo Technologies, Inc. ("Algo") whereby RGC (i) sold to Algo and a group of unrelated investors (the "Algo Investors") the Company's three Convertible
Unsecured Debentures (the "RGC Debentures"), in the aggregate principal amount of $17,365,000, (ii) exchanged with the Registrant its $3 million Secured Convertible Note for a new non-convertible Secured Note (the "New RGC Note") in the original principal amount of $3 million, and (iii) cancelled Warrants to purchase 9,000,770 shares of the Registrant's Common Stock in exchange for new Warrants to purchase 1,000,000 shares of common stock exercisable at $0.375 per share. The New RGC Note bears interest at the rate of 8% per annum, with principal and interest payable no less frequently than quarterly. The New RGC Note continues to be secured by a lien on certain assets of the Company, including inventory and accounts receivable.

     Under the agreement between the Company and the Algo Investors, the RGC Debentures were convertible into a maximum of 46,500,000 shares of the Registrant's Common Stock unless the Registrant failed to complete the restructuring with a group of three investors, including Infinity Investors Limited ("Infinity"). The Algo Investors converted a portion of the RGC Debentures into 46,500,000 shares of Common Stock and canceled the remaining outstanding principal and interest owed under the RGC Debentures upon the consummation of the restructuring with another investor group of approximately $17.4 million of outstanding Debentures described below.

     In February 2000, the Company consummated a restructuring agreement with Infinity whereby the Algo Investors acquired $4 million of Debentures from Infinity in exchange for $3 million from the Algo Investors and 1,111,111 shares of Common Stock owned by Algo, and Aura exchanged with the Investor Group the remaining outstanding Debentures evidencing more than $13 million of indebtedness for 100,000 Warrants exercisable at $0.375 per share, and new Secured Notes in the aggregate principal amount of $12.5 million. The Debentures acquired by the Algo Investors were converted into 18,534,445 shares of Aura Common Stock in full satisfaction of such Debentures as part of the restructuring.

     In October 1999, Algo acquired 10 million shares of Aura Common Stock from Aura at $0.25 per share in a private placement. In May 2000, Arthur Liu, who may be deemed to be an affiliate of Algo, participated in a private placement whereby Mr. Liu received Units consisting of 9 million shares of Aura Common Stock and Warrants to purchase 5 million shares of Common Stock at $0.48 per share. Algo may be deemed to be the beneficial owner of more than 5% of Aura's outstanding Common Stock. Mr. Liu is the beneficial owner of a majority of the capital stock of Algo. See "Security Ownership of Certain Beneficial Owners and Management" elsewhere herein.

     In June 1999, Alaris, Inc., an affiliate of Algo, acquired or licensed the principal assets and technology of Aura's AuraSound division. The sale was finalized in December 1999 with total consideration received of approximately $2.4 million.

     Indemnification Agreements with Directors

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Company has entered into agreements with its Directors to provide indemnity to such persons to the maximum extent permitted under applicable laws. Effective as of July 10, 2001, in furtherance of its existing policy the Company entered into written agreements with its Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, Directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during its Fiscal year ended February 28, 2001, all filing requirements applicable to its officers, Directors, and ten percent beneficial owners were satisfied except that Messrs. Goldstein, Haisfield, Mail, Meehan, Menke, Reitman, Richbourg, Stuart, Talesnick, Ulinski, Diaz-Verson, and Van Allen failed to timely file a single Form 5 with one transaction acquisition reported and Messrs. Cohen, Froch, Kaufman, Kurtzman, Kurtzman Lavut, Papazian, Schwartz, and Veen failed to timely file a single Form 5 with two transaction acquisitions reported. Messrs. Haisfield, Meehan and Richbourg failed to timely file a single Form 3.

Auditor Fees

     The aggregate fees billed by Singer Lewak Greenbaum & Goldstein LLP, for professional services rendered for Fiscal 2001 are as follows:

  Audit fees for the audit of the Company's annual financial statements
     for the year ended February 28, 2001                              $72,732
  All other fees                                                       $ 5,790


                                Performance Graph

        The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.) and the S&P Industrial Index+. The Comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                       AMONG AURA SYSTEMS, INCORPORATED,
      THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE S & P INDUSTRIAL INDEX

                   *$100 INVESTED ON 2/28/97 IN STOCK OR INDEX-
                       INCLUDING REINVESTMENT OF DIVIDENDS.
                       FISCAL YEAR ENDING FEBRUARY 28


                                                                                     Cumulative Total Return

                                                                 Feb-97      Feb-98      Feb-99       Feb-00      Feb-01
                                                                 ------      ------      ------       ------      ------
     AURA SYSTEMS, INC.                                           100          116          19          13           17
     NASDAQ STOCK MARKET INDEX (U.S.)                             100          135         175         350          162
     S & P INDUSTRIAL INDEX                                       100          133         157         173          157


+ In 2001, the S&P Technology Index was divided into individual technology sectors which do not match the Company's business area. As a result, on a going forward basis comparisons will be made versus the Industrial Index which is more indicative of the Company's business.

                                  MISCELLANEOUS

Stockholder Proposals for the 2002 Annual Meeting
         Stockholder proposals complying with the applicable rules under the Exchange Act intended to be presented at the 2002 Annual Meeting of Stockholders must be received at the offices of the Company by April 15, 2002 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.
         The Stockholder's written notice relating to proposals other than for Director nominees must contain (i) the name and address of the Stockholder making the proposals, (ii) any material interest of the Stockholder in the proposal, and (iii) such information concerning the person making the proposal and the proposal itself as would be required by SEC rules to be included in a proxy statement soliciting proxies for such proposal. Presentation of any Stockholder proposal at the Annual Meeting is also subject to procedures established by the Chairman of the Meeting consistent with Delaware corporate law.

Other Matters
         Neither Aura, nor any of the persons named as proxies, knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.
         Under the Company's By-Laws, nominations for Director of the Company and other Stockholder proposals, other than those made by the Board of Directors, may only be made by Stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting.

Available Information
         The  2001  Annual  Report  to  Stockholders   accompanies   this  Proxy
Statement, but is not to be deemed a part of the proxy soliciting material.
         While you have the matter in mind, please complete, sign and return the enclosed proxy card promptly.

                            By Order of the Board of Directors

                            /s/ Michael I. Froch

                            Michael I. Froch
                            Secretary


El Segundo, California
------------------

                               AURA SYSTEMS, INC.
                               2335 ALASKA AVENUE
                              EL SEGUNDO, CA 90245

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of Common Stock of Aura Systems, Inc. held of record by the undersigned on August 6, 2001, at the Annual Meeting of Stockholders to be held on October 2, 2001, including any adjournments or continuances thereof.

         The Proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated August 20, 2001, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or adjournment thereof.


1.       Election of Directors

 [_] FOR all nominees listed below (except      [_] WITHHOLD AUTHORITY to vote
          as marked to the contrary below          for all nominees listed below

         (INSTRUCTION:  To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

   Zvi (Harry) Kurtzman          Harvey Cohen                 Neal Meehan
   Stephen A. Talesnick          Salvador Diaz-Verson, Jr.    Norman Reitman
   Carl A. Albert                Harry Haisfield              William Richbourg

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

                                            Dated: ______________________, 2001

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PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
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


Dear Shareholders:

         During Fiscal 2001 we continued to rebuild our Company as a focused AuraGen(R) operation. As part of that focus, early in the year we sold the Ceramics operation. We continued our efforts to further reduce debt and other liabilities. We started to rebuild our sales organization internally and externally. Once again we started to focus on product development to provide new additional power level options to the AuraGen and to provide more applications on different automotive engine configurations. After a long and hard process that took most of the year we are now listed on the OTC Bulletin Board.
         Revenues for the year were virtually all AuraGen related and were approximately $2.5 million as compared to $0.8 million for AuraGen related revenues in the previous year. The gross margin for the AuraGen product was approximately 52% in Fiscal 2001 as compared to negative 16% in Fiscal 2000.
         Overhead expenses, excluding depreciation charges, in Fiscal 2001 declined by approximately 48% to $3.4 million from $6.6 million in the prior year. Selling and administrative expenses in Fiscal 2001 increased by 19% to $12.7 million from $10.7 million in the previous year. Research and development expenses increased in Fiscal 2001 by over 360% to $550,000 from $150,000 in the prior year. Interest expenses in Fiscal 2001 declined by approximately 49% to $2.3 million from $4.5 million in the previous year.
         The above results reflect the operational changes that are ongoing as we start our recovery program. The gross margins experienced last year reflect a combination of a decrease in costs as production started to increase, and an increase in our selling price as we gained confidence in the market place. We expect gross margins to stabilize at approximately 50% for the coming year. Overhead expenses declined as a result of our focusing activities and cost saving programs. We expect overhead expenses to stabilize at these levels for the coming year. General and administrative expenses increased moderately as we increase our sales force and our sales infrastructure. We expect general and administrative expenses to again increase moderately over the next year as we increase our sales efforts. Research and development, which increased with a large percentage from previous year, is still quite modest. The large percentage increase is due to the almost total stoppage of any R & D activities in the previous year. In the coming year we expect R & D expenses to increase and stabilize at approximately $1.25 million for the year. Finally, the decrease in interest reflects the continued decline in our debt. As the debt continues to decline in the coming year, we expect the interest charges to also decline.

Highlights of Fiscal 2001

         Much has happened during Fiscal 2001. In early May, the Ballistic Missile Defense Office informed us that the AuraGen technology was selected for an award as one of 21 innovations out of hundreds of technologies that were examined. The technologies were judged on their potential to provide "significant economic and social return to the Nation and its Taxpayers." Also in May, we started to ship AuraGen G5000 to support the General Motors Service Parts Organization, Goodwrench Mobile Service Program. The GM Goodwrench Mobile Service Program is offering a number of vehicle options to its dealers, all of which include the AuraGen.
         In early July 2000, the U.S. Patent office allowed the second AuraGen patent. This second patent enhanced our competitive position by providing patent coverage not only for the basic AuraGen machine but also to the integrated control system associated with the vehicle power generating system. The new patent extended coverage to include the controller that converts the variable frequency and amplitude output power electric energy into constant frequency and constant voltage electric output power irrespective of the operational speed of the vehicle.
         In August 2000, the U.S Army successfully completed the third and final airdrop test for the AuraGen and certified the AuraGen for airborne operations. Also in August, the U.S Government General Services Administration (GSA) started to include the AuraGen in its pre-approved product catalog.
         In September 2000, we started to install AC/DC VIPER AuraGens and train Army personnel in the installation of the system for the 82nd Airborne and Special Forces. In addition to the Army, by the end of September, 34 municipalities, 54 state and city agencies, 40 utilities, 17 telecommunication and 38 industrial organizations have started to use the AuraGen for their specific applications.
         In October 2000, the FBI purchased AuraGens for both the Hostage Rescue Team and the Evidence Recovery Team. In late October, General Motors displayed the AuraGen at the SEMA show in Las Vegas on the Yukon XL, Silverado pickup truck, Suburban and the Savanna Pro Van. On all of the above vehicles, the AuraGen was fully integrated including the control panel on the dash.
         In December 2000, we signed our first distribution agreement with Stewart and Stevenson's Western Region to market and service the AuraGen. Also in December, the AuraGen received the California Multiple Award Schedule (CMAS) contract number.
         In February 2001, we were listed on the OTC Bulletin Board and the California Department of Transportation ("Caltrans") specified the AuraGen for its new vehicles. Subsequent events

         Toward the end of Fiscal 2001, we started an aggressive program to develop a distribution network across the country. Setting up this distribution network is a key parameter in our business plan. In order to be able to offer the AuraGen to national fleets and OEM customers, we must have in place a service organization for installation and service. We now have distribution covering 24 states and partially covering an additional 7 states. Our distributors are well-recognized leaders in industrial and power system distribution and provide service to our customers 7 days a week, 24 hours a day. In the coming months we expect to complete our distribution network to cover all 50 states.
         We completed the developments for the G8500, an 8,500-Watt AuraGen(R) that is now in production and being sold to our customers. We have also completed the development for the AC/DC Inverter Battery Charger version and expect it to be in production by the end of September.
         Subsequent to year-end, we settled our disputes with Deutsche Bank. We now welcome Deutsche Bank as a major shareholder in Aura.

Outlook for the future

         The outlook for the future is getting better and better as each day goes by. New applications for the AuraGen are constantly being added. We now have engine mounts that fit most of General Motors, Ford and Chrysler for both gasoline and diesel engines. In addition, the AuraGen can be installed on numerous models of Cummins, Freightliner, Detroit Diesel, Navistar, Caterpillar and American General engines. As the number of platforms where the AuraGen can be installed increases so do our business opportunities. We expect to develop additional applications over the coming year as we start to examine foreign made trucks.
         We will continue to enhance our distribution network by adding distributors to fill the areas that are not covered by our existing distributors. In addition, we will start to explore setting up distribution in other parts of the world. We are constantly making inroads into the U.S. military. These activities will increase as more and more different military organizations adapt the AuraGen for their use. We also expect to see the adaptation of the AuraGen by other armies for their mobile power needs.
         Our development activities will stay focused on developing different power configurations. We recently started to ship 8,500-Watt versions and expect to ship AC/DC/Inverter/Battery Charger units by the end of August 2001 for both 6,000-Watt and 8,500-Watt units. We are developing both larger and smaller power level units, as well as a marine version.
         Our sales activities will be focused on working with our distributors and OEM customers. We anticipate that sometime in Fiscal 2002 we will see the start of regular monthly shipments to OEM customers. This will provide stability in sales forecasts, as the demand will be more uniformly predictable over long periods of time.
         We strongly believe that the AuraGen is slowly but surely becoming the mobile power solution of choice across many industries and users. This trend is accelerating and as more and more users employ our product we hear over and over again that great expression, "We will never go back to gensets". We still have significant challenges ahead. We need to increase both our engineering and sales staff, be more aggressive in our marketing, continue to improve our balance sheet, rebuild confidence in the investment community, increase confidence among our suppliers and most important, rebuild confidence among you, our shareholders.
         I would like to take this opportunity and thank all of our shareholders for their patience and support throughout a very difficult few years. I would also like to thank our staff for working hard and smart with limited resources, our suppliers for believing in the Company and its product when almost no one else would, and our creditors who stuck it out under very trying circumstances with patience and understanding.
         In Fiscal 2000, we touched the abyss and bounced off it. In Fiscal 2001, we focused our operation and determination and started to rebuild our Company. In the coming years, we are looking forward to being the mobile electric power solution of choice. We believe that soon it will be obvious to everyone that all the pain was not in vain.

Yours truly,



Harry Kurtzman
CEO

         This letter contains forward looking statements and future results may differ materially from those anticipated in such forward statements, as discussed in the Company's Report which follows.